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Exhibit 5.13

CONSENT OF D. BANSAH

        I hereby consent to the use of my name and references to the following report and document, in the registration statement on Form F-10 of Banro Corporation (the "Company") being filed with the United States Securities and Exchange Commission and the incorporation of such report by reference as an exhibit to the registration statement:

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  The press release dated July 31, 2008 entitled "Banro intercepts 192 metres grading 2.02g/t Au, 149 metres grading 1.71 g/t Au, 68 metres grading 3.77 g/t Au, 77.8 metres grading 2.17 g/t Au and 60 metres grading 3.50 g/t Au as part of the bankable feasibility drilling program at its Twangiza project."

Date: September 2, 2008

/s/ DANIEL K. BANSAH Name: Daniel K. Bansah Title: Vice President, Exploration Banro Corporation

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  Exhibit 5.13
CONSENT OF D. BANSAH